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                                                                     Exhibit 3.3

                          CERTIFICATE OF INCORPORATION
                                       OF
                         STANLEY-MARTIN FINANCING CORP.

     Pursuant to Section 102 of the Delaware General Corporation Law, the undersigned executes the following certificate of incorporation for the purpose of organizing a corporation under the laws of the State of Delaware and hereby sets forth:

     FIRST: The name of the corporation is Stanley-Martin Financing Corp. (the "Corporation").

     SECOND: The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, in the County of New Castle, in the state of Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

     THIRD: The nature or purpose of the business to be conducted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares which the Corporation shall have authority to issue is 500, and the par value of each of such share is $.01.

     FIFTH:    The name and mailing address of the incorporator are:

               Marc Moorman
               c/o Arent Fox PLLC
               1050 Connecticut Avenue, NE
               Washington, DC 20036

     IN WITNESS WHEREOF, the incorporator has caused this Certificate of Incorporation to be duly executed as of the 27th day of April 2005.


                                        By: /s/ Marc Moorman
                                            ------------------------------------
                                            Marc Moorman, Incorporator